Exhibit 99.1

AUSTIN, Texas—Dec. 15, 2022— National Instruments Corporation (NASDAQ: NATI) announced today that Daniel Berenbaum has been appointed executive vice president, chief financial officer and treasurer, effective January 9, 2023. Berenbaum will succeed Karen Rapp in her role as CFO, who announced her retirement last quarter. Rapp will continue in a strategic advisory role to ensure an orderly transition.
Berenbaum is currently the vice president, Finance and Global Operations Controller for Micron where he is responsible for all financial aspects of the company’s manufacturing, global supply chain, and IT. He has a proven track record of delivering operational efficiency and profitable growth.
“I am excited to welcome Dan to our executive leadership team,” said Eric Starkloff, NI president and chief executive officer. “His extensive experience in leading financial operations of various technology businesses will enable him to have immediate impact on NI. I am confident Dan will play a pivotal role in executing our growth strategy and achieving our margin expansion targets for 2023 and beyond.”
“On behalf of the NI Board of Directors and the company, I want to thank Karen for her exceptional contributions,” said Starkloff. “She has played a critical role in transforming our company and achieving our financial results during her tenure. I wish her all the best in her retirement.”
“I am thrilled to join the NI team,” said Berenbaum. “The company has an industry leading brand and strong vision for long-term growth. I look forward to playing a role in executing on the company’s financial priorities and creating differentiated value for shareholders and all of NI’s stakeholders.”
As CFO, Berenbaum will lead NI’s global finance organization and will be responsible for accounting, treasury, financial planning and analysis, tax, and investor relations.
Berenbaum holds a Bachelor of Science degree from the United States Naval Academy and has served in a variety of financial, engineering, and leadership roles in the technology sector for more than 25 years. Daniel will relocate from Singapore to Austin.
As previously communicated, we formed a new Global Operations organization to oversee manufacturing, IT, and customer operations. Scott Rust, NI EVP, will lead this new organization. Scott is a proven, results-oriented leader, and will focus on increasing operational efficiency and driving improvements in structural costs for the global operational core of the business.
About NI
At NI, we bring together people, ideas and technology so forward thinkers and creative problem solvers can take on humanity’s biggest challenges. From data and automation to research and validation, we provide the tailored, software-connected systems engineers and enterprises need to Engineer Ambitiously™ every day.

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